March 20, 2008

To Our Shareholders, Customers and Business Partners:

Today, we are announcing an important strategic development that helps pave the way for the construction of future Evergreen Energy coal refineries. Having completed work with our strategic partner, Bechtel Power Corporation, on an efficient, enhanced plant design, and with business development activities advancing in markets such as Asia and domestically, we have made the decision to direct our valuable capital resources and full management attention toward closing deals using our next-generation coal refinery design.

In conjunction with this decision, we have decided effective today to idle the Fort Union coal refinery near Gillette, Wyoming.  The Fort Union plant has played a crucial role in validating our K-Fuel® technology and has achieved many goals on a variety of important production, test burn, research and value engineering fronts.  We believe that we can move our existing processors to another location with a more promising opportunity to create value.

Compared to Fort Union, Bechtel’s enhanced design incorporates performance, efficiency and reliability features we believe will lead to constructing commercially viable plants. Some of the improvements engineered into Bechtel’s design include:

•	Four processors instead of two; twice the capacity

•	A significant reduction in structural steel per processor

•	Increases in processing capacity per hour

•	20% (40 ft.) reduction in tower height

•	Less concrete, small-bore piping, conduit and cable

•	Significantly reduced energy consumption

•	Significantly improved waste water management

•	Elimination of decompression vessels

We believe the decision to idle the Fort Union plant and the anticipated cash flows from increased production at our Buckeye Industrial Mining Co. subsidiary combined with our current cash levels are sufficient to support our ongoing operations. These operations include preliminary site investigation along with design, permitting and other long-lead activities related to the construction of K-Fuel® plants.

We will record a non-cash asset impairment charge of approximately $109 million related to the Fort Union plant when we file our form 10-K and 2007 year-end financial statements with the SEC.

This strategic decision reflects our determination to effectively allocate our capital resources and preserve them for future plant design and construction. We have invested in an energy technology with a real future, and the Fort Union plant was an important step to realizing that future. While we believe the plant had the potential to be operated commercially, we concluded that the costs associated with bringing it to that level were not in our strategic or financial interests, given our immediate business prospects and the performance improvements inherent in the enhanced Bechtel design. There are better options for a return on our capital at other locations.

We are now looking ahead to a major Indonesian project and to continued aggressive domestic business development activities, all on a larger scale than Fort Union. Our Indonesian project exemplifies our “terminal” approach of strategically locating a K-Fuel® refinery at a point with access to good transportation and multiple customers. Along those same lines, relocating K-Fuel® production elsewhere in the U.S. will provide access to multiple feed stocks, including Illinois basin and international coals. In addition, it will increase transportation and customer options for K-Fuel®.

During the past year and a half, the Fort Union plant produced K-Fuel® for customers and for test burns, which generated impressive results in places like Pennsylvania, Ohio and Indiana.  We received positive responses to our product’s quality from utilities, municipalities, universities and industrial users. In addition, the plant tested coals and hosted delegations from around the world, and as a result, cultivated business relationships and opportunities such as our Indonesia project and the equity investment of Sumitomo Corporation in our Asian subsidiary.

Our large database from more than 100 coals tested at our facilities and from successful test burns around the country provides us with proof that our technology works for a wide variety of coals. We can accommodate the need for additional testing in a timely manner using test equipment at our laboratory facilities.

The economic backdrop for our business is stronger than ever. With the prices for high quality coal at high levels and low grade coal remaining relatively inexpensive, our margins continue to be solid. Global energy and coal demand are both rising. In the U.S. and abroad, utility and industrial customers are seeking cleaner, more efficient and more economical ways to make use of their vast low-rank coal reserves. Meanwhile, governments are passing tighter emissions restrictions that bode well for K-Fuel®’s demonstrated environmental performance.

We owe a debt of gratitude to the engineers, tradesmen and support staff who worked to advance this technology from a laboratory bench to a full scale plant like no other in the world.  This plant’s challenges and successes together proved that K-Fuel® offers value to consumers of energy, and that it is viable at commercial scale.  Now, by applying what we’ve learned to our enhanced Bechtel-developed plant design, we can move forward to deliver on the promise of refined coal on a commercial basis.

Sincerely,

Kevin R. Collins
President & CEO

Statements in this letter that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this letter is encouraged to study. Readers of this letter are cautioned not to put undue reliance on forward-looking statements.